EXHIBIT 99.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

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In re	:	Chapter 11
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K-V Discovery Solutions, Inc., et al., ’[1]	:	Case No. 12-13346 (ALG)
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Debtors.	:	(Jointly Administered)
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NOTICE OF: (I) ENTRY OF ORDER CONFIRMING SIXTH AMENDED
JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR K-V DISCOVERY

SOLUTIONS, INC. AND ITS AFFILIATED DEBTORS; (II) OCCURRENCE
OF EFFECTIVE DATE; AND (III) DEADLINE FOR FILING FEE CLAIMS

PLEASE TAKE NOTICE THAT:

1.     Confirmation of the Plan. On August 29, 2013, the United States Bankruptcy Court for the Southern District of New York entered an order [Docket No. 1090] (the “Confirmation Order”) confirming the Sixth Amended Joint Chapter 11 Plan of Reorganization for K-V Discovery Solutions, Inc. and Its Affiliated Debtors, dated July 17, 2013 (as confirmed, the “Plan”). To obtain a copy of the Confirmation Order or the Plan, you may (a) visit the website of the Debtors’ balloting agent, Epiq Bankruptcy Solutions, LLC (“Epiq”) at http://dm.epiq11.com/KVD, (b) contact Epiq by calling (646) 282-2500, or (c) visit the Bankruptcy Court’s website: www.nysb.uscourts.gov (a PACER password is required). In addition, copies of the Plan and Confirmation Order are on file with the Clerk of the Bankruptcy Court, United States Bankruptcy Court for the Southern District of New York, One Bowling Green, New York, New York 10004. Capitalized terms used but not defined herein have the meanings given them in the Plan.

2.     Effective Date. On September 16, 2013, the “Effective Date” occurred with respect to the Plan.

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The last four digits of the taxpayer identification numbers of the Debtors follow in parentheses: (i) K-V Discovery Solutions, Inc. (7982); (ii) DrugTech Corporation (3690); (iii) FP1096, Inc. (3119); (iv) K-V Generic Pharmaceuticals, Inc. (7844); (v) K-V Pharmaceutical Company (8919); (vi) K-V Solutions USA, Inc. (4772); (vii) Ther-Rx Corporation (3624); and (viii) Zeratech Technologies USA, Inc. (6911). The Debtors’ executive headquarters are located at 16640 Chesterfield Grove, Suite 200, Chesterfield, MO 63005.

3.     Bar Date for Filing Fee Claims. Pursuant to Section 3.3 of the Plan and paragraph 27 of the Confirmation Order, any Professional Person seeking allowance by the Bankruptcy Court of a Fee Claim shall file with the Bankruptcy Court and serve notice of same on the Reorganized Debtors, Epiq, the Creditors’ Committee and the Office of the United States Trustee its respective final application for allowance of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date no later than October 31, 2013. FAILURE TO FILE AND SERVE SUCH FEE APPLICATION TIMELY AND PROPERLY COULD RESULT IN THE FEE CLAIM BEING FOREVER BARRED AND DISCHARGED. Objections to such Fee Claims, if any, must be filed and served on the applicable Professional Person, the Reorganized Debtors, Epiq, the Creditors’ Committee and the Office of the United States Trustee by no later than November 20, 2013.

Dated:	New York, New York September 16, 2013

WILLKIE FARR & GALLAGHER LLP Counsel for Reorganized Debtors 787 Seventh Avenue New York, NY 10019